Exhibit 99.1

China Direct Industries Signs Letter of Intent to Form New Heavy Truck Parts Manufacturing Joint Venture in its Basic Materials Segment

Company to Invest $3.3 Million Over Two Years to Own 45% of Venture that Generated $15 Million in Revenue and $1.6 Million in Net Income in 2008

Deerfield Beach, FL – July 30, 2009 - China Direct Industries, Inc. (“China Direct Industries”) (NASDAQ: CDII), a U.S. owned, rapidly growing holding company operating in China in two core business segments, pure magnesium production and distribution of basic materials, announced today that it has entered into a letter of intent to form Jinan Zhongsen Machinery Manufacturing Company, Limited (“Zhongsen Machinery”) as a foreign invested enterprise. Zhongsen Machinery is a heavy truck parts manufacturer in the Peoples Republic of China. Under the proposed terms of the letter of intent, China Direct Industries will invest approximately $3.3 million over the next two years to obtain a 45% interest in the joint venture. The letter of intent is intended to be non-binding and is subject to all necessary due diligence, China Direct Industry’s board of directors approval and execution of definitive agreements. Management anticipates closing the transaction sometime before the end of 2009. Management of China Direct Industries plans to assist Zhongsen Machinery with its goal of applying for listing its common shares on a stock exchange in the Peoples Republic of China by 2012.

Located in Jinan Zhangqiu Mingshui Economic Development Zone in Zhangqiu, Jinan City, Shandong Province, Zhongsen Machinery has over 400 employees and generated unaudited revenue of over $15 million in 2008 with net profit of approximately $1.6 million. For the first five months of 2009, Zhongsen Machinery has generated unaudited revenue of $9.3 with net profit of approximately $1.4 million.

Zhongsen Machinery produces over 50 types of heavy truck parts including axle tubes, axle housings, transmission main shafts and input shafts, brakes, camshafts, electronic fuel sensors, and automotive electrical connectors. Zhongsen Machinery distributes its products through distribution centers and representatives in various provinces throughout China. Zhongsen Machinery has established a distribution center in Indonesia as part of its international expansion plans and intends to establish additional centers in North and South America. Management of China Direct Industries believes its capital infusion will accelerate the expansion plans of the new venture and rapidly increase sales growth both in China and abroad.

Commenting on the letter of intent, Dr. James Wang, Chairman and CEO of China Direct Industries, stated, “China currently produces about 30% of the 3.6 million heavy trucks produced each year throughout the world. And recently China has become a major exporter with international sales reaching 43,000 units and growing at a compounded rate of 100% over the past few years.  We believe the demand for parts will continue to grow as customers attempt to increase the life of their capital investment. We believe these factors, coupled with China’s continued growth in market share, make this industry an excellent opportunistic investment for our company. We are confident that when this transaction is completed the management team at Zhongsen Machinery has the right plan to deliver rapid, profitable sales growth in the coming years, making it a welcome addition to our Basic Materials Segment.”

About China Direct Industries, Inc.

China Direct Industries, Inc. (NASDAQ: CDII), is a U.S. owned, rapidly growing holding company operating in China in two core business segments, pure magnesium production and distribution and distribution of basic materials in China. China Direct Industries also provides advisory services to China based companies in competing in the global economy. Headquartered in Deerfield Beach, Florida, China Direct Industries operates 10 subsidiaries throughout China. This infrastructure creates a platform to expand business opportunities globally while effectively and efficiently accessing the U.S. capital markets. For more information about China Direct Industries, please visit http://www.cdii.net.

DISCLOSURE NOTICE:

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Direct Industries, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding the growth rate of Zhongsen Machinery’s expansion plans and its sales and profitability growth both in China and abroad, the demand for heavy truck parts, our expected return on our investment in Zhongsen Machinery and our ability to qualify for listing on a stock exchange in China.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our reports on Form 10-Q.

Contact Information:

For the Company:

China Direct Industries, Inc.
Richard Galterio or Lillian Wong
Investor Relations
Phone: 1-877-China-57
Email: richard.galterio@cdii.net
lillian.wong@cdii.net